Conference Call Participants

Nitsan Hargil - Torrey Hills Capital

CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

August 13, 2012

5:00 p.m. ET

Operator:	Good afternoon, my name is (Crystal) and I will be your conference operator. I would like to welcome everyone to the CPS Technologies Corporation Second Quarter conference call. The speakers today are Mr. Grant Bennett, President and Chief Executive Officer and Mr. Ralph Norwood, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Ralph Norwood, you may begin your conference.

Ralph Norwood: Thank you, (Crystal). Good afternoon everyone.

Before we begin the business portion of this call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to many uncertainties that exist in CPS’s operations and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those many forward-looking statements.

Now, to the results of the second quarter: Our revenues for the quarter totaled $3.6 million, down 25 percent from the $4.8 million earned in the second quarter of 2011. This decline in demand occurred in all three of our main product families; AlSiC components, hermetic packages and our contract with the Army Research Laboratory.

Our AlSiC component business consist of two primary product lines; base plates for motor controlled modules and lids and heat spreaders for routers, switches and high performance micro processors. We believe the decline in demand for base plates for motor controllers, used primary for trains, subway cars and wind turbines, is temporary and is primarily tied to the Euro crisis.

The decline in demand for lids and heat spreaders is primarily the result of inherent volatility in the market. Products lives are much shorter than in the motor control market and several products have reached end- of- life over the last few quarters. Although new design wins will, we believe, replace that revenue in the future, there will be continue to be quarter-to-quarter fluctuations in demand relating to the timing of individual projects.

Shipments of our hermetic packages for the aerospace and defense industries have been lower in the past few quarters versus the comparable period a year ago, although, recently we have seen an uptick in quoting opportunities. The significant drop off in the contract for the U.S. Army reflects the combination reduced defense spending and the fact that our contract with ARL is nearing its end.

Our gross margin dropped from 20 percent in the second quarter last year to 5 percent in the second of 2012, largely as result of reduced revenues. In particular, this reflects the fact that our fixed manufacturing cost were spread over a sharp reduction in revenues.

In the quarter, margin was also adversely affected by $95,000 of obsolescence charges associated with slow moving products and some work in process inventory.

Selling, general and administrative expenses were down 9 percent versus the second quarter last year. The suspension of our 401K match and lower sales commissions were the principal factors in this reduction. Interest expense was down due to net paybacks of capital leases. And we also benefitted from a tax credit of approximately 43 percent of our pre-tax loss in the current quarter.

Turning now to the balance sheet---our day’s sales outstanding, DSOs, declined from 63 days at March 31, 2012 to 44 days at June 30, 2012, reflecting a mix of customer terms. Inventories were flat versus the end of the first quarter of 2012 at $ 3.4 million as we decided to ratchet back our production levels to avoid building inventories beyond current levels. You will also notice that we have reclassified all of our deferred tax asset to non-current as we are not likely to benefit from these credits within a year’s time.

On the liability side, we reduced our payables, which had grown over the past two quarters, to a more typical level. We spent about $50,000 on capital expenditures in the quarter, well below the $200,000 of depreciation and amortization.

Finally, our cash balance decreased from about $ 600,000 at the end of March 2012 to approximately $ 300,000. Operating losses which we incurred during the quarter, offset in part by a reduction in working capital and lower capital expenditures, were the major reasons for the reduction in cash. Our current ratio at the end of the quarter was 3.4x, unchanged from year-end.

At this point, I would like to turn the call over to Grant who will offer his comments on our results for the quarter and add perspective for the coming quarters.

Grant Bennett: Thank you, Ralph. And thanks to each of you for joining us.

In the first quarter conference call, we had about three months ago, I described that we were disappointed in our first quarter results. We viewed the factors contributing to those disappointing results, principally the economic turmoil in Europe---which incidentally more than 50 percent of our revenues come from Europe---but we viewed the factors contributing to those results as temporary and we expected sales to accelerate in the second half of the year.

Let me update you on our current thinking. First, let me share a framework that is essential to understanding our business. We’re a custom component manufacturer. We make components that are integrated or designed into larger assemblies or pieces of equipment which in turn are made by OEMs, primarily in the electronic and automotive areas. In the short term, demand for our products and thus our sales revenue is completely a function of demand for the assemblies or the equipment made by our customers.

At any point in time, current demand is the demand generated by the sales of our customer’s assemblies or equipment. When a customer definitively chooses one of our components for inclusion in their product, we refer to that event as a “design win”. Depending on the application, the time from the design to the point when that specific component enters production and starts to generate revenue can be as short as a few months to as long as three to four years.

This could be frustratingly slow at the beginning but it’s also generally rewarding long lived at the other end. In other words, in most cases, once designed in, our products are generally used for the product lifetime of the customer’s products.

The key point I want to make really is that demand for existing products and the timing and the revenue that is derived from new design wins are in fact quite independent of each other. And that’s in our press release with a little bit of tongue-in-cheek where I quoted Charles Dickens, “The best of times, the worst of times”. Let me return to our current environment. We find ourselves in the environment today where demand for existing products is lower than we expected and lower than our customers expected.

We receive rolling forecast from our major customers looking forward, in most cases, for a whole year. These are generally updated either on a weekly basis or a monthly basis. Historically, actual demand has been plus or minus 10 percent of the forecast given to us by our major customers.

This year something very different has occurred: actual demand, and specifically in Europe, has been significantly lower than customer provided forecast throughout the year. In some cases, actual demand is as much as 50 percent below the level of demand forecast by our customers only three months earlier. This deviation between actual demand and our customers’ forecast of demand says there is much greater uncertainty in Europe than our customers or we had previously assumed.

We have essentially come to a point where we can't place much credence on forecast given to us by our European customers. We now believe, based on our own analysis, that current demand will remain low throughout this quarter. But we believe, based on the details customer by customer, part by part analysis, that current demand for current products will start to tick upward in Q4.

We have, throughout most of this year, kept employment levels sufficient to meet the customer provided forecast. However, given the deviation between the actual demand and the forecast demand, we determined earlier this month that we would change course and we would match our employment to actual recently-realized-demand rather than customer provided forecast demand; but we would do so in a manner that still allows us to meet increased demand quickly.

Accordingly, earlier this month, we reduced employment in manufacturing and we moved our manufacturing operations to four days a week. This will allow us to meet increased demand quickly by returning to five days. We have also taken the difficult decision earlier this month of reducing our fixed cost in overhead and SG&A by reducing employment by approximately 15 percent in our technical, engineering, supervisory and administrative staffs.

Let me move on to talk a little bit about design wins and then put these two elements together. We talked in our last conference call about the four year contract we've entered into with Continental Automotive. And we indicated that these are actually design wins that go back three or four years but are just now reaching fruition and going into manufacturing. Continental has given us permission to identify them as our direct customer and to identify the automobiles that use the Continental assemblies which incorporate our base plates.

These autos to date are: the Audi A6 Hybrid, the Audi Q5 Hybrid, the smart electric car and two Renault hybrids. These automobiles are just now being introduced for sale in Europe and are not yet available for sale in the U.S. The Audi Q5 will be available for sale in the U.S. at the end of this month; Audi has not set date when the A6 will be available for sale in the U.S.; the Renault hybrids will only be offered in Europe; Renault is not marketing in the U.S. as you're probably aware.

Although, the level of this new demand is of course subject and affected by the macro economic environment in Europe, it is nonetheless new demand generated by a new design wins. And it of course stand to reason that the demand is higher if these automotives actually becomes available for purchase than demand has been while the OEMs have been simply filling their production pipelines and beginning production of the initial dealer floor samples.

But I cite this simply as an example, an exciting but nonetheless somewhat typical example, of the timing and the nature of design wins.

We also have achieved a very significant new design win for a high volume traction application. Traction is referring primary again to trains and subway cars which is ramping to full production in Q4 of this year. I can also comment that we've achieve a design win after several months of efforts for a part at Raytheon that, over time, could become one of our largest, single sources of revenue.

Essentially – now let me put these two topics together as it relates to current demand and design wins. Essentially what we've done in our recent actions is to match our cost structure to our assessment of continued weak demand for current product, plus a reasonably conservative estimate of new demand from design wins toward the end of this year and going into 2013. This insures our financial stability and insures that we can meet the demands on our cash. And that, I believe, puts us in a position where the surprises will positive rather than negative as we go forward and demand increases.

Frankly, we began this year expecting, again based primarily on that forecast provided by customers for current products, sequential growth versus 2011 and it’s now very clear that that’s not going to happen. The increasing and widening deviation between what our customers forecast and what they're actually doing, again signals in our mind the higher level of uncertainty than we expected. Nonetheless, we view this as a bump in the road and while deeper than expected, it’s a bump that won't derail our future going forward.

Just one or two sentences taking a slight longer term view---we remain very convinced that our fundamental strategy is appropriate and that the future is bright. Among the reasons for this is the general view that hybrid and electric vehicles will continue to increase their share of all vehicles sold and, given the fact that they're starting from a very small base, that represents meaningful growth for us.

We believe that our agreement with Continental and the activities we have with the Continental outside of the agreement with other first year suppliers in the U.S. and in Europe mean that we’ll play a very important role in hybrid and electric vehicles going forward.

We also believe that there will continue to be, at least over the next decade, significant growth in the traction market. China had its fits and starts---they had a high speed rail over a year ago now that caused them to ask some questions. They're slowing down some of their infrastructure spending but nonetheless the scale of the railway build out in China is very, very significant and will continue to be so for many years. We are supplying the companies that are supplying the Chinese market and we, ourselves, are also being qualified at more than one Chinese module manufacturer.

We are also very encouraged at the potential that we have for expansion of railroad business in Japan. I've commented before that this has been a focus---penetrating the Japanese market for about two years now. And the Japanese has been exceedingly methodical and thorough but we are at a position where design wins which we expect very, very shortly will generate what we believe will be meaningful revenue in Japan next year.

We continue to believe that growth opportunity exist in the use of AlSiC and hermetic packaging. And finally, the engineering advances that we've made in armor and structural applications, which in spite of the slowdown in defense spending, lead to direct customers; also, the Army Research Laboratory continues to give us very positive feedback. We believe that this product line continues to have great potential.

So that a brief overview, let me stop and welcome any questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. One moment for the first question.

And you first question comes from the line of Nitsan Hargil with Torrey Hills Capital.

Nitsan Hargil. Good afternoon gentlemen.

Grant Bennett: Good afternoon.

Ralph Norwood: Good afternoon.

Nitsan Hargil. I was wondering if you could give us a little bit more in-depth look if you will. You mentioned that there’s a very long lead time of three to four years between you know, starting the design up to design wins in many countries. As we look forward as to what is going on in the pipeline, can you give us an idea of how optimistic you would be looking forward into the longer term?

Grant Bennett: Sure. We, you know, the short answer is we’re very optimistic. Now, those of us who had followed us for some time, perhaps recognize that we are optimists but let me be a little more data driven. We make lids and heat spreaders and our customers include Xilinx, LSI Logic, Hewlett Packard, IBM, Micro Electronics, Cisco, our Texas Instruments. The time between the design win and production for those products tends to simply be two or three months.

And we’re delighted that in some cases, because these products are relatively simple in nature, even though everything we do is to a customer’s blueprint. Customer’s frequently will tool up for a particular design or pay us to tool up the design. And then they will themselves use that lid or heat spreader for more than one product.

While at the other end, let me actually take up a point in the middle, if that’s two or three months, the typical cycle for a new automobile from the point when they're designing the drive train for – in a hybrid or electric car, it’s getting shorter of course. But it’s still at least two years and usually three years between when those designs start to get fixed and the product reaches production. Although, military related defense products are very small percent of our revenues, less than 10 percent, nonetheless, the time between a design and volume production and for example a radar application really can be four, five or even six years.

Well, fundamentally, what we have in any point in time is a portfolio of design wins. And so the lid business is churning a little faster and we indicated that a couple of parts have reached end of life to be very specific. That had to do with the more rapid or shorter product life cycle for some Cisco products than we or they had originally forecast. But, anyway, the long and short of it is we have today what I think is an attractive portfolio of activities and design wins which should give us solid meaningful growth as we go forward.

Another element here is aluminum silicon carbide which is the primary composite that we make is still a relatively new material. And so we are finding, I haven't gone into these, but in addition to the identified markets where our materials has demonstrated advantage and where the value proposition is still unambiguous like in the motor controller market, we've got a variety of other applications where we’re really introducing the material to the customer and we’re excited about those. But anyway that’s the general answer.

Nitsan Hargil. Understood. Understood. A little – a little bit more information, obviously, you're producing the bases of some of these cars; the smarts, the Renaults, the Audi. Can you give us an indication of the per unit average that we’re looking at you know, we’re looking at selling $20 of aluminum per car or is it – or is it a hundred dollars per aluminum per car? So we could somehow try to …

Grant Bennett: Sure. Today, it’s between $50 and a $100 and it’s pretty darn close to $75 on average.

Nitsan Hargil. Understood. Understood. And I’ve been – I've been hearing lately about more and more cars becoming – having more aluminum in them if you will but that is becoming the method of (inaudible) if you want to save on gas mileage and so on. Is that the trend that is going that is going to affect you fairly directly or it is something more directly due to these particular cars.

Grant Bennett: It’s a trend that is positive for us. However, the weight, you know, we’re talking about – we’re talking about a single component, an important component but single component in the car compared to, for example, the entire body. But it certainly works in our favor.

And a brief technical digression here: people use our material because of its expansion rate, the electronics that are put on it is the car or train or wind turbine starts and stops or accelerate and decelerates the electronics on it are expanding and contracting as the temperature changes. And our material matches the expansion and contraction rates of the electronics.

Well, there are other materials that also match the expansion rate and, in particular, there are two of them: copper tungsten and copper molybdenum. And our material is significantly lower in cost than copper tungsten and copper molybdenum. That wasn’t always the case, in fact it wasn’t even the case three years ago. But as our volume has increased and as the cost of copper has increased, we are now lower cost than copper tungsten or copper moly and we’re also only about one fifth of the weight.

So we think that as customers are looking at– the customers are looking at the alternatives-- some may put a higher priority on weight, some priority on cost but in either case, we believe that the AlSiC is a better material.

Nitsan Hargil. Understood. Thank you so much gentlemen.

Grant Bennett: Thank you.

Operator:	And there are no further questions at this time.

Grant Bennett: We very much appreciate you joining us on the middle of the summer. I hope the rest of the season for all of you and please feel free to call Ralph or myself in the future if you do have follow on questions.

Ralph Norwood: Thank you.

Operator:	Thank you. And this does conclude today’s conference call. You may now disconnect.

Grant Bennett: Thanks very much.

END